As filed with the Securities and Exchange Commission on June 5, 2015

Registration No. 333-186670

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROCERA NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

33-0974674

(I.R.S. Employer Identification No.)

47448 Fremont Boulevard

Fremont, California 94538

(510) 230-2777

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

James Brear

Chief Executive Officer

Procera Networks, Inc.

47448 Fremont Boulevard

Fremont, California 94538

(510) 230-2777

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Michael J. Kennedy

Shearman & Sterling LLP

Four Embarcadero Center, Suite 3800

San Francisco, CA 94111

(415) 616-1100

Approximate date of commencement of proposed sale to the public:

Not applicable

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON STOCK

Procera Networks, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Amendment No. 1”) to its Registration Statement on Form S-3 (File No. 333-186670) filed with the Securities and Exchange Commission (the “Commission”) on February 13, 2013, as amended by the Pre-Effective Amendment No. 1 to Form S-3 filed with the Commission on March 7, 2013 (as amended, the “Prior Registration Statement”) to deregister the shares of the Registrant’s common stock, par value $0.001 per share (the “Shares”), registered with the Commission on the Prior Registration Statement that remain unsold as of the date of this Amendment No. 1.

On April 21, 2015, the Registrant entered into an Agreement and Plan of Merger with KDR Holding, Inc., a Delaware corporation (“Parent”), and KDR Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), pursuant to which, among other things, Purchaser merged with and into the Registrant and the Registrant continued as the surviving corporation and as a wholly owned subsidiary of Parent pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “Merger”). The Merger became effective on June 5, 2015, pursuant to a Certificate of Merger that was filed with the Secretary of State of the State of Delaware. Parent and Purchaser are beneficially owned by affiliates of Francisco Partners IV, L.P. and Francisco Partners IV-A, L.P.

In connection with the Merger, the Registrant has terminated all offerings of its securities pursuant to the Prior Registration Statement. In accordance with the undertakings made by the Registrant in the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Registrant hereby deregisters all of the Shares registered on the Prior Registration Statement that have not been sold thereunder as of the date hereof, and terminates the effectiveness of the Prior Registration Statement as the Registrant is not under an obligation to further continue to maintain its effectiveness.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on June 5, 2015.

PROCERA NETWORKS, INC.

By:	/s/ James Brear
James Brear Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.